Exhibit 99.1

Cyalume Technologies Announces Completion of Offering of Convertible Notes

WEST SPRINGFIELD, Mass., July 29, 2010 (GLOBE NEWSWIRE) — Cyalume Technologies Holdings, Inc. (OTCBB:CYLU) today announced the closing of the issuance of $8.5 million in Convertible Notes due in 2014.

The convertible notes will pay interest quarterly at a rate of 11% per annum and will mature on March 19, 2014, unless earlier repurchased or converted. The non-amortizing notes are convertible at any time into 2,666,667 shares of Cyalume common stock at a conversion price of approximately $3.19 per share of common stock.  In addition, at Closing, the note holders will receive in aggregate 160,000 warrants for the Company's common stock, exercisable at the note holders' option at a strike price of $2.00 per share. The warrants will have a five-year term.

The Company will use the net proceeds of the offering to reduce the outstanding principal balance on its notes payable with TD Bank, N.A. The Company has the right to prepay the loan at whole or in part at any time without penalty. As part of the transaction Cyalume will reduce principal payments significantly improving cash flow for operations.

The convertible notes will be Cyalume's senior secured obligations and will rank junior to all senior debt held by TD Bank, but senior to all other remaining long term debt including existing and future subordinated debt.

"This transaction significantly improves Cyalume's ability to execute on management's strategic vision for the company by extending a portion of the company's liability structure in a very cost effective manner," said Cyalume's President and CEO, Derek Dunaway.  "We will immediately benefit from the improved debt structure by accelerating our efforts to implement planned organizational enhancements that will allow us to capitalize on all of the opportunities we are seeing in the ammunition business."

About Cyalume Technologies

Cyalume Technologies is the world leader in the chemiluminescent industry providing dependable light for uses by militaries, police, fire and other public safety organizations in the U.S., NATO countries and the Middle East. Cyalume's chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters. A full complement of Military grade Cyalume(R) brand, Industrial grade SnapLight(R) brand and Consumer grade SafetyBright(R) brand emergency lighting solutions are manufactured at its plant in West Springfield, MA.

CONTACT:  Cyalume Technologies Holdings, Inc.
Derek Dunaway, President and Chief Executive Officer
(413) 858-2500
ddunaway@cyalume.com